Exhibit 99.(d).31

JOHN HANCOCK INVESTMENT TRUST

SUBADVISORY AGREEMENT

AGREEMENT made this 13th day of December, 2018, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Pictet Asset Management SA, a corporation incorporation under the laws of Switzerland), (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to and, subject to the supervision of the Trustees of John Hancock Investment Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the series specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios"). The Adviser is the investment adviser to the Portfolios. The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios’ investment objectives, investment policies and limitations set forth in the Trust’s registration statement filed with the Securities and Exchange Commission as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

ii.	formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies and limitations for each such Portfolio as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities (including the placing of orders for such purchases and sales), entering into derivative transactions to the extent authorized by a Portfolio’s registration statement and by managing all cash in the Portfolios;

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iv.	manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolios. The Subadviser will provide instructions to the custodian for the Portfolios (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolios) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to each Portfolio. The Subadviser will provide reports with respect to its collateral management activities as requested by the Adviser;

v.	quarterly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

vi.	provide assistance with and make recommendations for the fair value of securities held by the Portfolios for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management personnel, including the salaries of thereof, required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Subadviser’s provision of services hereunder to the Portfolios (excluding determination of net asset value and fund accounting services).

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the

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Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to its other clients.

e.	The Subadviser agrees to maintain such books and records with respect to its services to the Portfolios as are required by Section 31 under the Investment Company Act of 1940 (the “Investment Company Act”), and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules.

f.	The Subadviser shall vote proxies relating to the Portfolios’ investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolios and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the” Investment Advisers Act”). The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees. The Adviser shall cause to be forwarded to the Subadviser all proxy solicitation materials that it receives and shall provide the Subadviser with such assistance as it may reasonably request in its efforts to conduct the proxy voting process.

g.	The Subadviser shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

h.	The Adviser acknowledges that the Subadviser may delegate the operational processing of all or any of its transactions related to the Portfolios, other than trade execution, to Pictet Asset Management Ltd, in London, which is an affiliate of the Subadviser.

i.	The Subadviser may open and maintain trading and brokerage accounts for securities (such accounts hereinafter referred to as "Trading Accounts”) on behalf of and in the name of the Portfolios. The Adviser and the Subadviser shall consult with each other regarding the opening of trading and brokerage account for derivatives including swaps, financial futures and options (“Derivative Trading Accounts”). The Adviser and the Subadviser shall also consult with each other regarding the execution of agreements, including ISDAs, related to Derivative Trading Accounts.

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3.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolios, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any loss suffered by the Adviser or Portfolios resulting from its acts or omissions as Subadviser to the Portfolios, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors, officers or employees.

5.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material relating to the services provided by the Subadviser to the Portfolios which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

6.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Trust's Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Portfolio, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Portfolio and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

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7.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in actual control of the Subadviser, any material change in the senior management of the Subadviser or any change in the senior portfolio managers of any of the Portfolios.

8.	USE OF NAMES

a.	The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.

b.	The Adviser agrees not to use the name, or any derivatives of the name “Pictet” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.

9.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended in writing by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

10.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

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11.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

12.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

13.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

14.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

15.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Investment Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

16.	CONFIDENTIALITY

a.           All information of or pertaining to the Trust, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolios’ holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

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b.           The Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement; provided, however, Subadviser may disclose Confidential Information to employees, officer or directors of a Pictet Affiliate , including Pictet Asset Management Ltd, who have a need to know such Confidential Information in the course of the performance of their duties provided that the Pictet Affiliate to whom such disclosure is made is obligated by written agreement enforceable by the Adviser to protect the confidentiality of the Confidential Information. Subadviser shall be responsible for the acts and omissions of a Pictet Affiliate with respect to the safe keeping and nondisclosure of Confidential Information by the Pictet Affiliate as if the Subadviser had committed such acts and omissions itself. Pictet Affiliate means an entity directly or indirectly controlled by, controlling or under common control with the Subadviser. For purposes of this definition, “control” shall have the meaning set forth in the Investment Company Act of 1940.

c.           The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.           If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required; provided, however, that Subadviser shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

e.           The Adviser is aware that transactions on securities conducted in foreign countries are subject to the regulations of the country in which such transaction is effected and may require the communication of certain information relating to these transactions to governmental agencies in a foreign country. The Adviser hereby authorizes the Subadviser to communicate to a governmental agency in a foreign country Confidential Information as it may be compelled by law to provide to such governmental agency in relation to the transactions by a Portfolio in such foreign country subject to the provisions of this Section 16 (Confidentiality).

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17.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a- 10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

i.	other subadvisers to a Portfolio;

ii.	other subadvisers to a Trust portfolio; and

iii.	other subadvisers to a portfolio under common control with a Portfolio.

18.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolios and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Portfolios as set forth in the registration statement of the Trust, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Portfolios and furnished in writing to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) work collaboratively with the Adviser to cause the Portfolios to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolios seek to qualify as a regulated investment company under the Code); and (v) comply with all other applicable law, rules and regulations. The Adviser agrees to provide reasonable advance notice in writing to the Subadviser of any changes in the investment objectives, policies or restrictions of the Portfolios. The Subadviser shall maintain compliance procedures for the Portfolios that the Subadviser reasonably believes are adequate to ensure its and the Portfolios’ compliance with the requirements of this paragraph. For the avoidance of doubt, to the extent a Portfolio comprises only a portion of the total assets of a fund or investment vehicle, the foregoing compliance obligations of the Subadviser shall apply solely with respect to such Portfolio and not to the entire fund or investment vehicle of which such Porfolio is a part.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) unless restricted by applicable law or regulation, notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (ii) documentation of any formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel

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and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolios to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolios, the Portfolios’ Chief Compliance Officer, or his or her authorized representative.

19.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Article of Incorporation of the Subadviser, respectively, or by specific provision of applicable law.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President and Chief Executive Officer

PICTET ASSET MANAGEMENT SA

By:	/s/ Hans Peter Portner	By:	/s/ Jean-Yves Kohler
Name:	Hans Peter Portner	Name:	Jean-Yves Kohler
Title:	Head of Thematic Equities	Title:	Head of Legal Institutional

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